Quotient Technology Inc. Reports Third Quarter 2015 Financial Results

Retailer market coverage expands, as Company adds several retailers representing over $100B of sales onto Retailer iQ Platform

Transactions from Retailer iQ grew 44% sequentially

MOUNTAIN VIEW, Calif., Nov. 4, 2015 /PRNewswire/ -- Quotient Technology Inc. (NYSE: QUOT), which recently changed its name from Coupons.com Incorporated, a leader in digital transformation of the multi-billion dollar promotions industry, today reported financial results for the quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights and Key Metrics

  Total revenue was $56.5 million in Q3 2015, compared to $58.5 million in Q3 2014.
  Revenue from media and advertising increased 3% compared to a year ago.
  Adjusted EBITDA was $2.2 million compared to $8.1 million a year ago.
  GAAP net loss for the third quarter 2015 was $9.8 million, which included $8.1 million in stock-based compensation expense and a benefit of $238,000 in change in fair value of contingent consideration related to our acquisition of Eckim. GAAP net loss in the third quarter of 2014 was $782,000, which included $6.5 million in stock-based compensation expense and a benefit of $2.8 million in change in fair value of contingent consideration related to the acquisition of Eckim.
  Cash used from operations in the quarter was $522,000 compared to $718,000 in the same period last year.
  Total digital coupon transactions during the third quarter were 403 million, up from 372 million transactions in the second quarter.

"With Retailer iQ, we have laid a solid foundation, and with new retailers set to launch, we will be in a position to reach most of the households in the U.S. The momentum we've seen to date is significant, with transaction volume up 44% from last quarter, but remember that's only from the handful of retailers that have begun marketing their programs," said Steven Boal, CEO of Quotient.

"Moreover, we believe our business is in strong shape, as we continue to launch new products for CPGs, for retailers and for consumers. I'm also excited to add Shopmium, our latest acquisition, to the Quotient family. We believe our opportunity to lead the market as it shifts from offline to digital is unrivaled as the network effect enables us to scale and meet the growing demands from our CPGs and retailer partners."

Total revenue for the nine months ended September 30, 2015 was $167.9 million, compared to $161.8 million for the comparable period in 2014. GAAP net loss for the nine months ended September 30, 2015 was $23.2 million, which included $25.5 million in stock-based compensation expense, a loss of $1.5 million in change in fair value of contingent consideration related to the acquisition of Eckim, and a benefit of $4.8 million for gain on sale of a right to use a web domain name. For comparison, GAAP net loss for the nine months ended September 30, 2014 was $21.7 million, which included $27.7 million in stock-based compensation expense and a benefit of $2.8 million in change in fair value of contingent consideration related to the acquisition of Eckim. Adjusted EBITDA for the first nine months of 2015 was $10.8 million, compared to $15.7 million for the first nine months of last year.

"Digital paperless continued to grow, increasing 26% over last year driven primarily by consumer adoption in Retailer iQ. We expect more Retailer iQ rollouts and marketing efforts from our signed retailers to drive greater momentum in the new year," said Jennifer Ceran, CFO of Quotient. "Adjusted EBITDA for the third quarter was primarily impacted by softer revenue in the quarter, as well as higher operating expenses. We expect greater leverage in Adjusted EBITDA as our revenue increases."

Business Highlights

Making mobile products easier, more personalized.

  A few weeks ago we rolled out a new mobile printing solution for digital coupons. Now shoppers can easily print offers directly from their mobile devices, and new users on desktop no longer need to download software to enable printing capabilities.
  We launched our first major grocery retailer with our digital circular product, which will provide shoppers a personalized experience with relevant coupons and media. This is one of several products designed to drive efficiency in trade spend, where CPGs and retailers spend approximately $200B annually.
  Our latest Coupons.com app lets shoppers now download digital offers directly into their retailer accounts, thanks to our integration into retailers' point of sale systems. This enhancement benefits both retailers and CPG brands by putting their offers in front of our highly desirable audience of shoppers. Approximately 54% of Coupons.com users will go grocery shopping within 48 hours of visiting Coupons.com or using our mobile app.

Momentum continues to build on Retailer iQ Platform.

  Retailer iQ transactions increased 44% sequentially, as retailers' marketing efforts begin to demonstrate strength and scale in the platform.
  Shoppers engaged with programs powered by Retailer iQ showed average comparative sales increase of approximately 17% in the third quarter, a significant increase from the low single digits comp sales growth retailers typically report.
  We expanded market coverage and signed several historical load-to-card retailer partners onto Retailer iQ. By upgrading to Retailer iQ, these retailers will be able to take advantage of a broader content pool and upgraded features and functionality. Our market coverage has increased by over $100B of sales under contract for Retailer iQ, which brings our total to over $350B, which is estimated to be over half of the total U.S. market.

Bolstering mobile shopper experience and expanding opportunities within our network with acquisition of Shopmium:

  Shopmium is a synergistic addition to our great consumer portfolio, our platform and network by providing mobile receipt scanning and cash-back functionality.
  The acquisition gives Quotient a new way to reach consumers through their mobile devices and enhances the company's data capabilities to deliver personalized and targeted media and promotions.
  By leveraging Quotient's existing sales force and CPG and retailer relationships, we believe there is significant opportunity to grow and expand Shopmium in the U.S.

Business Outlook

As of today, Quotient is providing the following update to its business outlook.

For the fourth quarter 2015, total revenue is expected to be in the range of $59 million to $61 million. Adjusted EBITDA for the fourth quarter 2015 is expected to be in the range of $1 million to $2 million.

For the full year of 2015, total revenue is expected to be in the range of $227 million to $229 million. Adjusted EBITDA for the full year of 2015 is expected to be in the range of $12 million to $13 million.

Conference Call Information

Quotient CEO Steven Boal, and CFO Jennifer Ceran will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 5:00 p.m. EST / 2:00 p.m. PST. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID# 60811794 at least five minutes prior to the 2:00 p.m. PST start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measures

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts and executive officer compensation. In particular, the Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as our management and board of directors. Quotient defines Adjusted EBITDA as net income/(loss) adjusted for interest expense, other income (expense) – net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, gain on sale of a right to use a web domain name and change in fair value of contingent consideration.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of interest expense, other income (expense) – net, income taxes, depreciation and amortization, stock-based compensation, gain on sale of right to use a web domain, and change in fair value of contingent consideration; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and the Company's other GAAP financial results.

For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures, see "Reconciliation of Projected Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning Quotient's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include Quotient's current expectations with respect to revenues and Adjusted EBITDA for the full year 2015, Quotient's expectations for the Retailer iQ digital platform and other new products and apps, Quotient's expectations regarding potential opportunities for Shopmium, Quotient's expectations regarding digital coupon and mobile growth and the shift from digital print to paperless, Quotient's expecations regarding increased leverage in Adjusted EBITDA, and Quotient's expectations regarding future growth. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to Quotient's management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, possible accounting adjustments made in the process of finalizing reported financial results; Quotient's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company's ability to adapt to changes in consumer habits, including mobile device usage; seasonal variations in consumer behavior; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company's platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms and add retailers to such platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel; the Company's ability to successfully integrate acquired companies into its business, and other factors identified in Quotient's filings with the Securities and Exchange Commission (the "SEC"), including its annual report on Form 10-K filed with the SEC on March 19, 2015 and quarterly reports on Form 10-Q filed with the SEC on May 14, 2015 and August 13, 2015 with the SEC. Additional information will also be set forth in Quotient's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT), which recently changed its name from Coupons.com Incorporated, is a leading digital promotion and media platform that connects brands, retailers and consumers. We distribute digital coupons and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes, and card linked offers. We operate Retailer iQ, a mobile-first, real-time digital coupon platform that connects directly into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns -- including display and video advertising. Our distribution network includes our flagship site, Coupons.com, approximately 30,000 third-party publishers, as well as our mobile applications, Coupons.com and Grocery iQ, and those of our many partners. Clients include hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like Albertsons-Safeway, CVS, Dollar General, Kroger, and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif., and is bringing the multi-billion dollar offline promotions industry into the digital world. Investors interested in learning more about the company can visit http://www.quotient.com and follow us on Twitter at @couponsinc.

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$56,467	$58,544	$167,896	$161,760
Costs and expenses:
Cost of revenues (1)	22,778	23,061	66,767	64,464
Sales and marketing (1)	23,403	19,047	66,321	56,179
Research and development (1)	11,890	11,351	36,671	38,599
General and administrative (1)	8,382	7,400	24,740	25,307
Change in fair value of contingent consideration	(238)	(2,806)	1,484	(2,806)
Total costs and expenses	66,215	58,053	195,983	181,743
Income (loss) from operations	(9,748)	491	(28,087)	(19,983)
Interest expense	(126)	(241)	(288)	(843)
Gain on sale of a right to use a web domain name	—	—	4,800	—
Other income (expense), net	47	19	26	(88)
Income (loss) before income taxes	(9,827)	269	(23,549)	(20,914)
Provision for (benefit from) income taxes	(9)	1,051	(388)	807
Net loss	$ (9,818)	$ (782)	$ (23,161)	$ (21,721)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.12)	$ (0.01)	$ (0.28)	$ (0.34)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	82,831	78,065	83,335	63,542

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cost of revenues	$ 419	$ 494	$ 1,301	$ 2,594
Sales and marketing	2,723	1,498	9,097	6,899
Research and development	2,411	2,147	7,460	9,417
General and administrative	2,521	2,335	7,655	8,817
Total stock-based compensation	$ 8,074	$ 6,474	$ 25,513	$ 27,727

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, in thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$ 189,988	$ 201,075
Accounts receivable, net	53,299	51,061
Prefunded coupons cash deposits	626	740
Deferred tax assets	410	457
Prepaid expenses and other current assets	5,494	2,972
Total current assets	249,817	256,305
Property and equipment, net	26,451	25,399
Intangible assets, net	9,839	11,818
Goodwill	29,262	29,277
Other assets	8,876	9,008
Total assets	$ 324,245	$ 331,807
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 9,461	$ 6,358
Accrued compensation and benefits	11,560	14,861
Other current liabilities	17,779	15,790
Prefunded coupons cash obligations	626	740
Deferred revenues	7,392	6,219
Debt obligation	-	7,500
Total current liabilities	46,818	51,468
Other non-current liabilities	18	89
Deferred rent	683	738
Deferred tax liabilities	2,121	2,624
Total liabilities	49,640	54,919

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	561,187	531,018
Treasury stock, at cost	(71,176)	(61,935)
Accumulated other comprehensive loss	(51)	(1)
Accumulated deficit	(215,356)	(192,195)
Total stockholders' equity	274,605	276,888
Total liabilities and stockholders' equity	$ 324,245	$ 331,807

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$ (23,161)	$ (21,721)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,879	10,778
Stock-based compensation	25,513	27,727
Accretion of debt discount	—	116
Amortization of debt issuance cost	134	57
Loss on disposal of property and equipment	2	9
Gain on sale of a right to use a web domain name	(4,800)	—
Allowance for doubtful accounts	46	138
Deferred income taxes	(456)	807
Change in fair value of contingent consideration	1,484	(2,806)
Changes in operating assets and liabilities:
Accounts receivable	(2,295)	(5,390)
Prepaid expenses and other current assets	(2,790)	(4,653)
Accounts payable and other current liabilities	2,056	1,729
Accrued compensation and benefits	(3,279)	(1,068)
Deferred revenues	1,190	358
Other	5	(742)
Net cash provided by operating activities	5,528	5,339

Cash flows from investing activities:
Purchases of property and equipment	(9,406)	(6,621)
Acquisitions, net of acquired cash	—	(11,641)
Purchase of intangible assets	(283)	(37)
Proceeds from sale of a right to use a web domain name	4,800	—
Net cash used in investing activities	(4,889)	(18,299)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,656	4,083
Repurchases of common stock	(8,852)	—
Proceeds from initial public offering, net of offering costs	—	176,525
Exercise of warrant	—	1,610
Repayment of debt obligations, related party	—	(15,000)
Repayment of debt obligation	(7,500)	—
Principal payments on capital lease obligations	(46)	(43)
Net cash (used in) provided by financing activities	(11,742)	167,175
Effect of exchange rates on cash and cash equivalents	16	10
Net (decrease) increase in cash and cash equivalents	(11,087)	154,225
Cash and cash equivalents at beginning of period	201,075	38,972
Cash and cash equivalents at end of period	$189,988	$193,197

QUOTIENT TECHNOLOGY INC. RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA (Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss	$ (9,818)	$ (782)	$ (23,161)	$ (21,721)
Adjustments:
Stock-based compensation	8,074	6,474	25,513	27,727
Depreciation and amortization	4,099	3,956	11,879	10,778
Change in fair value of contingent consideration	(238)	(2,806)	1,484	(2,806)
Interest expense	126	241	288	843
Other income (expense), net	(47)	(19)	(26)	88
Provision for (benefit from) income taxes	(9)	1,051	(388)	807
Gain on sale of a right to use a web domain name	—	—	(4,800)	—

Total adjustments	$12,005	$ 8,897	$ 33,950	$ 37,437

Adjusted EBITDA	$ 2,187	$ 8,115	$ 10,789	$ 15,716

Transactions (1)	403,382	440,092	1,188,029	1,231,570

(1) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

Logo - http://photos.prnewswire.com/prnh/20151022/279702LOGO

CONTACT: Investor Relations: Stacie Clements, Vice President, Investor Relations, 650-605-4535, ir@quotient.com or Media: Paul Sloan, Vice President, Communications, 650-396-8754, press@quotient.com